Exhibit 23.1





                    Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report on Raintree Resorts International, Inc. dated March 17, 2000 included in Raintree Resorts International,Inc.'s Form10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1999 or performed any audit procedure subsequent to the date of our report.












Arthur Andersen LLP
Houston, Texas
August 16, 2000

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